Exhibit 21.1


                            QUESTRON TECHNOLOGY, INC.
                   EXHIBIT 21 - SUBSIDIARIES OF THE REGISTRANT
                                AT MARCH 31, 1996


                                            Date of                     State of
     Name of Subsidiary                     Incorporation               Incorporation
- ------------------------------              ------------------          -------------

Quest Electronic Hardware, Inc.             October 12, 1994            Delaware

Questnet Components, Inc.                   February 13, 1996           Delaware

Judicate of Philadelphia, Inc.              December 21, 1993           Delaware

Judicate of New York, Inc.                  February 16, 1993           Delaware
